Exhibit 99.1

Forest Laboratories, Inc. Completes $2.9B Acquisition of Aptalis

Deal Expands GI Franchise in U.S. and Canada; Complements Growing CF Business in Europe

Combined Company Begins Operations Today; Poised for Future Growth

Monday, February 3, 2014 8:30 am EST

NEW YORK—(BUSINESS WIRE)—Forest Laboratories, Inc. (NYSE:FRX), a leading, fully integrated, specialty pharmaceutical company, today announced the completion of its acquisition of Aptalis, a privately held specialty pharmaceutical company focused on gastrointestinal disorders and cystic fibrosis. The companies will begin combined operations today, with Aptalis operating as a subsidiary of Forest Laboratories, Inc.

The acquisition of Aptalis strengthens Forest’s gastrointestinal franchise in the U.S. and Canada, complements its growing cystic fibrosis business in Europe, and creates a cystic fibrosis business in the U.S. market. Forest expects the acquisition to add approximately $700 million in revenue and about $0.78 per share to the Company’s non-GAAP EPS in FY2015. The acquisition also adds assets to Forest’s pipeline in both therapeutic areas. Post-acquisition integration activities will begin today. As previously announced, Forest anticipates $125 million in cost synergies by fiscal year 2016.

“With the completion of the acquisition, Forest is well-positioned to continue driving sales growth while realizing cost savings. The acquisition also fits our strategy of building blockbuster line calls to achieve economies of scale and make us more relevant to our customers,” said Brent Saunders, Chief Executive Officer and President of Forest. “Today marks a new opportunity to draw on the strengths and talents of both companies and emerge as a stronger Forest that is well-equipped to deliver on its promise of bringing meaningful medicines to patients in our key therapeutic areas.”

Forest used a combination of cash on hand and proceeds from the recent $1.8 billion bond offering to fund the $2.9 billion transaction.

About Forest Laboratories and Its Products

Forest Laboratories (NYSE: FRX) is a leading, fully integrated, specialty pharmaceutical company largely focused on the United States market. The Company markets a portfolio of branded drug products and develops new medicines to treat patients suffering from diseases principally in the following therapeutic areas: central nervous system, cardiovascular, gastrointestinal, respiratory, anti-infective, and cystic fibrosis. Our strategy of acquiring product rights for development and commercialization through licensing, collaborative partnerships, and targeted mergers and acquisitions allows us to take advantage of attractive late-stage development and commercial opportunities, thereby managing the risks inherent in drug development. The Company is headquartered in New York, NY. To learn more, visit www.FRX.com.

About Aptalis

Aptalis is a subsidiary of Forest Laboratories, Inc. focused on gastrointestinal disorders and cystic fibrosis. Aptalis was acquired by Forest in January 2014. Key Aptalis products include CANASA®, CARAFATE®, PYLERA®, RECTIV®, and ZENPEP®. Aptalis’s Pharmaceutical Technologies business offers oral drug delivery platforms that provide advantages over existing formulations.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings. Forest assumes no obligation to update forward-looking statements contained in this release to reflect new information or future events or developments.

Contact:

Forest Laboratories, Inc.

Frank J. Murdolo

Vice President, Investor Relations

1-212-224-6714

media.relations@frx.com

or

Amanda Kaufman

Senior Manager, Corporate Communications and Media Relations

amanda.kaufman@frx.com